Exhibit 10.5
CANADIAN
RECEIVABLES SALE AGREEMENT
Dated as of July 13, 2007
among
POLYONE CANADA INC.
as the Seller,

and
POLYONE FUNDING CANADA CORPORATION
as the Buyer

and
POLYONE CORPORATION
as the Buyer’s Servicer

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TABLE OF CONTENTS
(continued)

		Page

SECTION 7.09.	Execution in Counterparts	27
SECTION 7.10.	[Deleted]	27
SECTION 7.11.	Entire Agreement	27
SECTION 7.12.	Severability of Provisions	28
SECTION 7.13.	Waiver of Jury Trial	28
SECTION 7.14.	No Proceedings	28

EXHIBITS

EXHIBIT A	Form of Receivables Activity Report
EXHIBIT B	Form of Canadian Subordinated Note
EXHIBIT C	Form of Quebec Assignment

SCHEDULES

SCHEDULE I	Lock-Box Banks and Lock-Box Accounts
SCHEDULE II	Description of Credit and Collection Policy
SCHEDULE III	Forms of Invoices
SCHEDULE IV	Jurisdiction of Incorporation, Organizational Identification Number, and Location of Principal Place of Business, Chief Executive Office and Office Where Records are Kept
SCHEDULE V	Trade or other names for Seller

ii

CANADIAN RECEIVABLES SALE AGREEMENT
          CANADIAN RECEIVABLES SALE AGREEMENT dated as of July 13, 2007 (this “Agreement”) among POLYONE CANADA INC., a corporation organized under the laws of Canada (the “Seller”), POLYONE FUNDING CANADA CORPORATION, a Canadian corporation (the “Buyer”), and POLYONE CORPORATION, an Ohio corporation (“PolyOne”), as the Buyer’s Servicer.
PRELIMINARY STATEMENTS:
          (1) The Seller in the ordinary course of business generates, and will generate from time to time, Receivables (as defined in the Canadian Receivables Purchase Agreement, as defined below) from time to time owing to it.
          (2) The Seller wishes to sell to the Buyer from time to time hereunder all present and future Receivables (each such Receivable being a “Seller Receivable”), together with the Related Security and Collections (as hereinafter defined) with respect thereto.
          (3) The Buyer may, from time to time hereafter, sell interests to the Purchasers (as defined in the Canadian Receivables Purchase Agreement referred to below), in each of the present and future Seller Receivables, together with the Related Security and Collections with respect thereto, pursuant to the Canadian Receivables Purchase Agreement dated as of July 13, 2007 (as the same may from time to time be amended, restated, supplemented or otherwise modified from time to time, the “Canadian Receivables Purchase Agreement”) among the Buyer, PolyOne, as Servicer thereunder, the Purchasers (as defined below), Citicorp USA, Inc. (“Citicorp”), as administrative agent (the “Agent”) for the Purchasers and any other owners thereunder and National City Business Credit, Inc., as the syndication agent (the “Syndication Agent”).
          NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Certain Defined Terms.
          Terms defined in the Canadian Receivables Purchase Agreement and not otherwise defined herein are used in this Agreement as defined in the Canadian Receivables Purchase Agreement. In addition, as used in this Agreement and unless otherwise stated herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Agent” has the meaning specified in Preliminary Statement (3).
          “Buyer’s Servicer” has the meaning specified in Section 5.01.
          “Buyer’s Servicer Fee” has the meaning specified in Section 2.05.
          “Canadian Dollar Receivables” means any Seller Receivable in Canadian Dollars.
          “Canadian Dollars” means the lawful currency of Canada.

          “Canadian Insolvency Statutes” means collectively, the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Assignments and Preferences Act (Ontario) and the Fraudulent Conveyances Act (Ontario).
          “Canadian Receivables Purchase Agreement” has the meaning specified in Preliminary Statement (3).
          “Canadian Subordinated Note” means each subordinated promissory note, in substantially the form of Exhibit B hereto, executed by the Buyer to the order of the Seller.
          “Citicorp” has the meaning specified in Preliminary Statement (3).
          “Collections” means, with respect to any Seller Receivable, all cash collections and other cash proceeds of such Seller Receivable, including, without limitation, (i) all cash proceeds of the Related Security with respect to such Seller Receivable and (ii) any Collections of such Seller Receivable deemed to have been received, and actually paid, pursuant to Section 2.03.
          “Contract” means an agreement between the Seller and an Obligor, in any written form acceptable to the Seller, or in the case of any open account agreement as evidenced by one of the forms of invoices set forth in Schedule III hereto or otherwise approved by the Agent from time to time (which approval shall not be unreasonably withheld), pursuant to or under which such Obligor shall be obligated to pay for goods from time to time.
          “Credit and Collection Policy” means those credit and collection policies and practices in effect on the date hereof relating to Contracts and Receivables and described in Schedule II hereto, as modified from time to time in compliance with Section 4.02(c).
          “Indemnified Amounts” has the meaning specified in Section 6.01.
          “Indemnified Party” means any or all of the Buyer, the Purchasers and the other Owners under the Canadian Receivables Purchase Agreement, the Agent and their respective Affiliates and successors and assigns.
          “Initial Purchase Price” has the meaning specified in Section 2.02(a).
          “Material Adverse Change” means a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects, operations, contingent liabilities, material obligations, or properties of the Seller or the Buyer, (b) the collectibility of the Seller Receivables, or the ability of the Buyer’s Servicer (if PolyOne or any of its Affiliates) to collect Seller Receivables, (c) the legality, validity or enforceability of any Transaction Document, (d) the ability of the Seller to perform its obligations under the Transaction Documents or the Contracts or (e) the rights and remedies of the Buyer, the Agent or the Purchasers under the Transaction Documents.
          “Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.
          “Obligor” means any Person obligated to make payments pursuant to a Contract.
          “Other Taxes” has the meaning specified in Section 7.04(b).

          “PPSA” means the Personal Property Security Act (Ontario), as amended from time to time, and any regulations promulgated thereunder.
          “Privacy Laws” has the meaning specified in Section 3.01(b).
          “Program” means the receivables program established pursuant to this Agreement and the Canadian Receivables Purchase Agreement.
          “Purchase Price” has the meaning specified in Section 2.02(b).
          “Purchasers” means the Initial Purchasers and each Assignee that shall become a party to the Canadian Receivables Purchase Agreement pursuant to Section 9.01 thereof.
          “Quebec Assignment” means an assignment of Receivables from the Seller to the Buyer, substantially in the form of Exhibit C hereto.
          “Receivable Assets” has the meaning specified in Section 2.01(a).
          “Receivables Activity Report” means a report prepared by the Buyer’s Servicer, pursuant to Section 2.03(c), in substantially the form attached hereto as Exhibit A.
          “Related Security” means with respect to any Receivable:
     (i) all of the Seller’s right, title and interest in, under and to all security agreements or other agreements that relate to such Receivable;
     (ii) all of the Seller’s interest in the goods (including returned goods), if any, relating to the sale which gave rise to such Receivable;
     (iii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and other applicable filings signed or authenticated by an Obligor describing any collateral securing such Receivable;
     (iv) all rights in respect of lock-boxes and accounts to which Collections are sent or deposited, and all funds and investments therein;
     (v) all letter of credit rights, guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivables whether pursuant to the Contract related to such Receivable or otherwise; and
     (vi) all Records relating to such Receivable.
          “Seller Receivable” has the meaning specified in Preliminary Statement (2).
          “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Syndication Agent” has the meaning specified in Preliminary Statement (3).
          “Termination Date” means the Termination Date under and as defined in the Canadian Receivables Purchase Agreement.
          “Transaction Documents” means this Agreement, the Canadian Receivables Purchase Agreement, the Canadian Subordinated Notes, the Lock-Box Agreements, the Second Amended and Restated Parent Undertaking, the Canadian Consent and Agreement, the Second Amended and Restated Fee Letter and the Quebec Assignment.
          “Transfer” means sell, assign, convey, set-over and transfer, or, depending upon the context, sale, assignment, conveyance, set-over and transfer, and “Transferred” shall be interpreted accordingly.
          SECTION 1.02. Other Terms.
          All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in the PPSA and not specifically defined herein are used herein as defined in the PPSA. Any reference to a dollar amount herein, shall be a reference to such amount in U.S. Dollars, unless otherwise expressly stated. For the purposes of Receivables payable in the Province of Quebec or where the Obligor is located in the Province of Quebec (i.e. as determined by reference to the mailing address of the invoices), all present and future such Receivables up to the Termination Date are, for greater certainty and without limiting anything else contained herein, sold and assigned on the date hereof as contemplated in Section 2.01(a) hereof, notwithstanding that title to any particular such Receivable may be Transferred and the Purchase Price therefor paid on some later date and notwithstanding any reference herein (including in Section 2.02(b) hereof) to a purchase thereof on any date other than the date hereof. Without limiting the foregoing or Section 2.01(a) hereof, as further evidence of the sale by the Seller to the Buyer of all Seller Receivables existing on the date hereof and all Seller Receivables hereafter created from time to time until the Termination Date, the Seller shall, on the date hereof, deliver to the Buyer the Quebec Assignment.
          SECTION 1.03. Computation of Time Periods.
          Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

ARTICLE II
SALE OF SELLER RECEIVABLES
          SECTION 2.01. Sale of Seller Receivables.
          (a) The Seller hereby Transfers, without recourse (except as expressly provided herein), to the Buyer, on the terms and subject to the conditions specifically set forth herein, on a servicing included basis (as provided in Section 5.01 hereof), all of the Seller’s right, title and interest in, to and under all Seller Receivables existing on the date hereof and hereafter created from time to time until the Termination Date, all Related Security and Collections with respect thereto and all proceeds of the foregoing, together with all of the Seller’s rights, remedies, powers and privileges with respect to the Seller Receivables (collectively, the “Receivable Assets”).
          (b) The parties to this Agreement intend that the transactions contemplated hereby shall be, and shall be created as, a purchase by the Buyer and a sale by the Seller of Receivable Assets and not as a lending transaction. The foregoing Transfers do not constitute and are not intended to result in a creation or assumption by the Buyer of any obligation or liability with respect to any Seller Receivable or Contract, nor shall the Buyer be obligated to perform or otherwise be responsible for any obligation of the Seller or any other Person in connection with any Receivable Assets or under any agreement or instrument relating thereto.
          (c) In connection with the foregoing Transfers, the Seller agrees to record and file, at its own expense, proper financing statements or other applicable filings (and proper continuation or comparable statements with respect to such financing statements or other filings when applicable) with respect to the Receivable Assets now and hereafter from time to time acquired by the Buyer under this Agreement, in such manner and in such jurisdictions as are necessary to perfect the Transfers of the Receivable Assets to the Buyer hereunder, and to deliver copies of such financing statements or other applicable filings to the Buyer and the Agent on or prior to the initial Purchase under the Canadian Receivables Purchase Agreement. Such financing statements or other applicable filings shall name the Seller as debtor/seller and the Buyer as secured party/buyer.
          SECTION 2.02. Terms of Sales.
          (a) As consideration for such Transfer of Receivable Assets on the date hereof, the Buyer shall pay (or cause to be paid) to the Seller on such date an amount (the “Initial Purchase Price”) agreed upon prior to such date, between the Seller and the Buyer; provided, that the Initial Purchase Price subsequently may be reduced, on a basis to be agreed upon between the Seller and the Buyer, and such reduction reimbursed by the Seller to the Buyer in accordance with Section 2.03(b), for any Receivable which, consistent with the Credit and Collection Policy, is written off the Buyer’s or the Seller’s books as uncollectible following the date of its purchase. The amount of the Initial Purchase Price, taking into account any such reduction mechanism, shall be reasonably equivalent and fair market value for such Receivable Assets as of such date. On the date hereof, the Buyer shall pay to the Seller as part of the total Initial Purchase Price the total amount which the Purchasers shall pay to the Buyer in Capital on such date under the Canadian Receivables Purchase Agreement.
          (b) On each Business Day after the date hereof until the Termination Date, the Buyer shall accept from the Seller, and the Seller shall Transfer to the Buyer, all of the Seller’s right, title and interest in, to and under those Receivable Assets that are created on such Business Day. As consideration for such continuing Transfer of Receivable Assets after the date hereof, the Buyer shall pay (or cause to be paid) to the Seller an amount (the “Purchase Price”) agreed upon prior to the date of such Transfer; provided, that the Purchase Price subsequently may be reduced, on a basis to be agreed upon between the Seller and the Buyer, and such reduction reimbursed by the Seller to the Buyer in accordance with Section 2.03(b), for any Receivable which, consistent with the Credit and Collection Policy, is written off the Buyer’s or the Seller’s books as uncollectible following the date of its purchase. The amount of the Purchase Price for each such date, taking into account any such reduction mechanism, shall be reasonably equivalent and fair market value for such Receivable Assets as of such date.
          (c) The Purchase Price other than the Initial Purchase Price, and the balance, if any, of the Initial Purchase Price to be so paid by the Buyer on the date hereof, in accordance with the last sentence of subsection (a) of this Section 2.02, shall be paid in cash to the Seller in U.S. Dollars or, with respect to Canadian Dollar Receivables, in Canadian Dollars, in same day funds on or before the next occurring Yield Payment Date or the date hereof.
          (d) In addition to the method of payment specified in subsection (c) of this Section 2.02, the Purchase Price or Initial Purchase Price may be paid in any of the following ways:
     (i) upon the agreement of the Seller and the Buyer, by means of indebtedness owed by the Buyer to the Seller evidenced by, and payable with interest pursuant to, one or more Canadian Subordinated Notes payable to the order of the Seller; or
     (ii) upon the agreement of the Seller and the Buyer, in consideration for shares of the Buyer or by means of capital contributed by the Seller to the Buyer in the form of Receivable Assets Transferred during such Yield Period or on the date hereof, as the case may be, and in such case, the Purchase Price, or such balance of the Initial Purchase Price, as the case may be, shall be considered paid in full by reflecting such contribution as an addition to surplus of the Buyer at an appropriate value; or
     (iii) a combination of any of the payment methods set forth above or in subsection (c) of this Section 2.02.
          SECTION 2.03. General Settlement Procedures.
          (a) If on any day the Outstanding Balance of a Seller Receivable is either (i) reduced as a result of any defective, rejected or returned goods or services, any discount, or any adjustment by the Seller or (ii) reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof against the Seller or any Affiliate thereof other than the Buyer (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 4.01(i). If on any day any of the representations or warranties in Section 3.01(f) is no longer true with respect to any Seller Receivable, the Seller shall be deemed to have received on such day a Collection in full of such Seller Receivable and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 4.01(i). Except as stated in the preceding sentences of this Section 2.03 or as otherwise required by law or the underlying Contract, all Collections received from an Obligor of any Receivable shall be applied to Receivables then outstanding of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, except if payment is designated by such Obligor for application to specific Receivables. If at any time any Obligor is required to pay interest or finance charges in connection with any Receivable or the related Contract, then all payments made by such Obligor in connection with such Receivable shall, unless otherwise expressly provided for in the applicable Contract, be applied on account of the Outstanding Balance of such Receivable and not on account of such interest or finance charges, until such time as the Outstanding Balance thereof has been fully repaid.
          (b) If the amount of the Initial Purchase Price is reduced in accordance with Section 2.02(a), or the amount of the Purchase Price for any date is reduced in accordance with Section 2.02(b), the Seller shall promptly reimburse the Buyer for the amount of such reduction, provided that the Seller’s obligation to reimburse such amount may be set-off against any amount then owing under any Canadian Subordinated Note, in which case the amount so owing by the Buyer under that Canadian Subordinated Note shall be reduced accordingly.
          (c) The Buyer’s Servicer shall immediately advise the Buyer and the Agent of each Liquidation Day.
          (d) At least two Business Days before each Yield Payment Date, the Buyer’s Servicer shall prepare and forward to the Buyer and the Agent a Receivables Activity Report of the Buyer’s Servicer, as of the close of business of the Buyer’s Servicer on the last day of the immediately preceding Yield Period, setting forth the calculation of the actual Purchase Price for each Receivable Asset Transferred during such Yield Period, and the reconciliation of how the Purchase Price has been paid reflecting the cash paid by the Buyer to the Seller during such Yield Period, the adjustments to and current balance, if any, due from the Buyer to the Seller under any Canadian Subordinated Note, and the amount of additional cash, if any, to be paid by the Buyer to the Seller on such Yield Payment Date.
          SECTION 2.04. Payments and Computations, Etc.
          (a) All amounts to be paid or deposited by the Seller or the Buyer’s Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in U.S. Dollars, or with respect to Canadian Dollar Receivables in Canadian Dollars, in same day funds to the Buyer as directed by the Buyer to the Seller or the Buyer’s Servicer in writing. The Seller shall, to the extent permitted by law, pay to the Buyer interest on all amounts not paid or deposited when due hereunder (except for those amounts with respect to which Yield accrues) at 2.00% per annum above the Alternate Base Rate in effect from time to time, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.
          (b) All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.
          (c) For purposes of the Interest Act (Canada), where in this Agreement a rate of interest is to be calculated on the basis of a period of less than one year, the yearly rate of interest to which the said rate is equivalent is the said rate divided by the actual number of days in the period for which such calculation is made and multiplied by 365 days (or 366 days in the case of a leap year).
          (d) The Seller hereby irrevocably and unconditionally waives and relinquishes to the fullest extent it may legally do so (i) any express or implied vendor’s lien, and any other lien, security interest, charge or encumbrance, which would otherwise be imposed on or affect any Seller Receivables or any Receivable Asset on account of any unpaid amount of the Initial Purchase Price or any Purchase Price therefor or on account of any other unpaid amounts otherwise payable by the Buyer under or in connection with this Agreement or any Canadian Subordinated Note payable to the order of the Seller or otherwise and (ii) with respect to the obligations of the Seller to make payments or deposits under this Agreement (including, without limitation, payments under Sections 2.03 and 6.01), any setoff, counterclaim, recoupment, defense and other right or claim which the Seller may have against the Buyer as a result of or arising out of the failure of the Buyer to pay any amount on account of the Initial Purchase Price or any Purchase Price under Sections 2.01 and 2.02 or any other amount payable by the Buyer to the Seller under this Agreement or any Canadian Subordinated Note or otherwise.
          SECTION 2.05. Buyer’s Servicer Fee.
          So long as PolyOne or any Affiliate thereof is the Buyer’s Servicer, the Buyer’s Servicer shall not be entitled to any compensation for the performance of its services hereunder or any reimbursement for any cost or expenses incurred by it as the Buyer’s Servicer, it being acknowledged and agreed by PolyOne and the Seller that any amounts owing to PolyOne or any such Affiliate in consideration for such services shall be the responsibility of and paid by the Seller. The Seller acknowledges that the consideration received by it for the sale of the Seller Receivables hereunder includes full compensation for its payment of any such amounts owing to the Buyer’s Servicer. At any time that the Buyer’s Servicer is not PolyOne or an Affiliate thereof, the Buyer shall pay to the Buyer’s Servicer a servicing fee (the “Buyer’s Servicer Fee”) until the Termination Date, payable on each Yield Payment Date, in an amount equal to the amount payable to the Servicer under the Canadian Receivables Purchase Agreement or such other amount calculated on an arm’s-length basis for services performed as a subcontractor on terms common to servicing arrangements in comparable asset sale transactions; provided, however, that the Buyer shall be given a credit against the Buyer’s Servicer Fee payable under this Agreement equal to the full amount of the Servicer Fee paid under the Canadian Receivables Purchase Agreement.
          SECTION 2.06. Non-Assignable Contracts. To the extent that any consent or acknowledgement of a third Person (including any Governmental Authority) is required for the effective sale of a Receivable or related Receivables Assets to the Buyer and such consent or acknowledgement is not obtained by the Seller, or until said consent or acknowledgement is obtained, the Seller shall (at its sole cost and expense), from and after the date hereof:
          (a) hold the benefits of such Receivable or related Receivables Assets (including any payments thereunder) in trust for the Buyer in accordance with the provisions of this Section 2.06, such benefits to accrue fully to the benefit of the Buyer; and
          (b) in order that the full value of such Receivable or other Receivables Assets may be realized for the benefit of the Buyer, take, at the request and under the direction of the Buyer, in the name of the Seller or otherwise as the Buyer may specify, all such actions and do or cause to be done all such things as are, in the opinion of the Buyer, necessary or proper in order that the value of such Receivable or other Receivables Assets is preserved and to ensure that the Buyer (or its assigns) is recognized as having the exclusive beneficial interest in such Receivables or other Receivables Assets.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          SECTION 3.01. Representations and Warranties of The Seller.
          The Seller represents and warrants, as of the date hereof and the date of each Transfer of Seller Receivables hereunder, before and after giving effect to such Transfer, as though made on and as of such date, other than any such representations and warranties that, by their terms, refer to a specific date other than the date of said Transfer, in which case, as of such date, as follows:

          (a) The Seller is a corporation duly incorporated, validly existing and in good standing or its equivalent under the laws of its jurisdiction of incorporation indicated at the beginning of this Agreement, and is duly qualified to do business, and is in good standing or its equivalent, in every jurisdiction where the nature of its business requires it to be so qualified, except to the extent that any failure to be so qualified or in good standing as a foreign entity could not reasonably be expected to have a Material Adverse Effect, and is a resident of Canada for the purposes of the Income Tax Act (Canada).
          (b) The execution, delivery and performance by the Seller of the Transaction Documents to which it is a party and the other documents to be delivered by it thereunder, and the transactions contemplated hereby and thereby, including the Seller’s use of the proceeds of the Transfers of Receivable Assets hereunder, are within the Seller’s corporate powers, have been duly authorized by all necessary corporate action, do not (i) contravene the Seller’s charter, articles, by-laws or code of regulations, (ii) violate any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, including for greater certainty the Personal Information Protection and Electronic Documents Act (Canada) or any other applicable privacy laws (collectively, “Privacy Laws”), or (iii) breach or result in a default under, or result in the acceleration of (or entitle any party to accelerate) the maturity of any obligation of the Seller under, or result in or require the creation of any lien upon or security interest in any property of the Seller pursuant to the terms of, any Contract or any other agreement or instrument (other than any Transaction Document) binding on or affecting the Seller or any of its properties.
          (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Seller of any Transaction Document to which it is a party or any other agreement or document to be delivered thereunder, or for the perfection of or the exercise by any Indemnified Party of its rights and remedies under such Transaction Document and such other agreements or documents, except for the filings of the financing statements or other applicable filings referred to in Section 2.01(c) and in Article III of the Canadian Receivables Purchase Agreement.
          (d) This Agreement has been, and each other Transaction Document to which the Seller is a party when delivered will have been, duly executed and delivered by the Seller. This Agreement is, and the other Transaction Documents to which the Seller is or will be a party when delivered hereunder will be, the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and to general equitable principles.
          (e) There is no action, suit, investigation, litigation or proceeding pending or, to the knowledge of the Seller, threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to result in a Material Adverse Change or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the Transaction Documents or the transactions contemplated thereby.
          (f) Immediately prior to each Transfer by the Seller of any Receivable Assets hereunder, the Seller is the legal and beneficial owner of such Receivable Assets, free and clear of any Adverse Claim. Upon each Transfer by the Seller of each Receivable Asset hereunder, the Buyer shall have a valid and perfected first priority undivided 100% ownership interest in such Receivable Asset free and clear of any Adverse Claim except as created by this Agreement and the Canadian Receivables Purchase Agreement. No effective financing statement or other filing or instrument similarly in effect covering any Contract or any Receivable Assets is on file in any recording office, except those filed in favor of the Buyer and the Agent relating to this Agreement or in favor of the Agent and relating to the Canadian Receivables Purchase Agreement.

          (g) No proceeds of any Transfer by the Seller of any Seller Receivable hereunder will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended.
          (h) No proceeds of any Transfer by the Seller of any Seller Receivable hereunder will be used to purchase or carry any “margin stock” (as defined or used in the regulations of the Board of Governors of the Federal Reserve System) in contravention of the requirements of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time. The Buyer is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock.
          (i) Each Receivables Activity Report, Seller Report and Receivables Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or any Affiliate thereof), information, exhibit, financial statement, or other report or document furnished or to be furnished at any time by or on behalf of the Seller to the Buyer or the Agent or any Owner in connection with this Agreement or the Canadian Receivables Purchase Agreement is or will be accurate in all material respects as of its date or as of the date so furnished, and no such report or document contains, or will contain, as of its date of delivery or the date so furnished, any untrue statement of a material fact or omits to state, or will omit to state, as of its date of delivery or the date so furnished, a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.
          (j) The jurisdiction of incorporation, organizational identification number (if any), and the address(es) of the principal place of business and chief executive office of the Seller and the office where the Seller keeps its Records concerning the Receivable Assets, are as set forth in Schedule IV hereto (or, by notice to the Buyer and the Agent in accordance with Section 4.01(e), at such other locations in jurisdictions, within the United States or Canada, where all actions required by Section 5.04(a) have been taken and completed).
          (k) The names and addresses of all the Lock-Box Banks, together with the lock-box numbers related to, and the account numbers and owners (the Buyer or the Seller) of, the Lock-Box Accounts of the Seller at such Lock-Box Banks, are specified in Schedule I hereto (or such other Lock-Box Banks and/or such other Lock-Box Accounts as have been notified to the Buyer and the Agent in accordance with Section 4.02(d)).
          (l) Except as set forth on Schedule V hereto, the Seller has not changed its name since November 17, 2000, and has no trade names, fictitious names, assumed names or “doing business as” names.
          (m) The Purchase Price payable on each Yield Payment Date pursuant to Section 2.02(b) for the Seller’s Receivable Assets created after such date constitutes fair consideration and approximates fair market value for such Receivable Assets, and the terms and conditions (including, without limitation, such Purchase Price therefor, and the terms of the Canadian Subordinated Notes, if applicable) of the Transfer of such Receivable Assets pursuant to Sections 2.01 and 2.02 reasonably approximate an arm’s-length transaction between unaffiliated parties. No such Transfer has been made for or on account of an antecedent debt owed by the Seller to the Buyer and no such Transfer, at the time such Transfer is made, is or may be voidable or subject to avoidance under any section of the Canadian Insolvency Statutes or any other applicable bankruptcy laws.
          (n) The Seller has filed, or caused to be filed or be included in, all tax reports and returns (federal, state, provincial, local and foreign), if any, required to be filed by it and paid, or caused to be paid, all amounts of taxes, including interest and penalties, required to be paid by it, except for such taxes (i) as are being contested in good faith by proper proceedings and (ii) against which adequate reserves shall have been established in accordance with and to the extent required by GAAP, but only so long as the proceedings referred to in clause (i) above would not subject the Agent or any other Indemnified Party to any civil or criminal penalty or liability or involve any material risk of the loss, sale or forfeiture of any property, rights or interests covered hereunder or under the Canadian Receivables Purchase Agreement.
          (o) The consolidated audited balance sheet of PolyOne and its subsidiaries as at December 31, 2006, and the related consolidated audited statements of income and retained earnings and of cash flows of PolyOne and its Subsidiaries for the fiscal year then ended, fairly present the consolidated financial condition of PolyOne and its Subsidiaries as at such date, and the consolidated results of the operations and cash flows of PolyOne and its Subsidiaries for the periods ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis.
          (p) The Seller is in compliance in all material respects with the presently applicable provisions of the Income Tax Act (Canada) and any applicable pension legislation.
          (q) The Seller has not sold, assigned, Transferred, pledged or hypothecated any interest in any Receivable Assets with respect thereto to any Person other than as contemplated by this Agreement or that has been released by the Agent from the Receivables Pool.
          (r) The Seller has complied with the Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in the Credit and Collection Policy except as permitted hereunder.
          (s) Since December 31, 2006, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.
          (t) The Seller has not extended or modified the terms of any Seller Receivable or the Contract under which any such Seller Receivable arose, except in accordance with the Credit and Collection Policy and in accordance with Section 6.02(b) of the Canadian Receivables Purchase Agreement.
          (u) Except under the Lock-Box Agreements, the Seller has not granted any Person dominion or control of any Lock-Box Account, or the right to take dominion or control over any Lock-Box Account at a future time or upon the occurrence of a future event.
          (v) The Seller is Solvent, and in particular, but without limitation: (i) it is not and will not be a bankrupt, an insolvent person, in insolvent circumstances or on the eve of insolvency or unable to meet its engagements, as applicable, within the meaning of any of the Insolvency Statutes; (ii) it will not become an insolvent person or be in insolvent circumstances within the meaning of any of the Insolvency Statutes by entering into, or immediately after completion of the transactions contemplated by, this Agreement; and (iii) it has entered into this Agreement and the documents contemplated hereby in good faith for the purpose of selling and transferring all of its right, title and interest in, to and under the Receivables Assets to the Buyer and receiving from the Buyer the consideration therefor specified herein, and not for the purpose of defeating, hindering, delaying, defrauding, oppressing, obstructing, injuring or impeding the rights and claims of creditors or others against it or for any other purpose relating in any way to the claims of creditors or others against it and not in contemplation of insolvency.

          (w) The Seller is not (i) a party to any contractual obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien created by, arising under or relating to this Agreement, the Canadian Receivables Purchase Agreement, or any other Transaction Document) on the assets of the Seller or (ii) subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect. The Seller is not in default under or with respect to any contractual obligation owed by it other than those defaults that, in the aggregate, would not have a Material Adverse Effect.
          (x) No Event of Termination or Potential Event of Termination has occurred and is continuing.
          (y) The Seller is not (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended or (b) a “holding company” or an “affiliate” or a “subsidiary company” of a “holding company”, as each such term is defined and used in the Public Utility Holding Company Act of 2005, enacted as part of the Energy Policy Act of 2005, Pub. L. No. 109-58 as codified at §§ 1261 et seq., and the regulations adopted thereunder, as amended .
          (z) The proceeds of the sale of the Receivable Assets under this Agreement will be used for general corporate purposes.
          (aa) All policies of insurance of any kind or nature of the Seller, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. The Seller has not been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).
          (bb) There are no strikes, work stoppages, slowdowns or lockouts pending or, to the Seller’s knowledge, threatened against or involving the Seller, other than those that, in the aggregate, would not have a Material Adverse Effect. There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to the Seller’s knowledge, threatened, against or involving the Seller, other than those that, in the aggregate, would not have a Material Adverse Effect.
          (cc) The operations of the Seller have been and are in compliance with all environmental laws, including obtaining and complying with all required environmental, health and safety permits, other than non-compliances that, in the aggregate, would not have a Material Adverse Effect. Neither the Seller nor any real property currently or, to the knowledge of the Seller, previously owned, operated or leased by or for the Seller is subject to any pending or, to the knowledge of the Seller, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to any such laws, to the knowledge of the Seller, other than those that, in the aggregate, would not have a Material Adverse Effect.
          (dd) The Seller owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights that are necessary for the operations of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names set forth on Schedule V hereto. To the Seller’s knowledge, no license, permit, patent, patent application, trademark, trademark application, service mark, trade name, copyright, copyright application, Internet domain name, franchise, authorization, other intellectual property right, slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Seller infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Seller, threatened.
ARTICLE IV
GENERAL COVENANTS OF THE SELLER
          SECTION 4.01. Affirmative Covenants of The Seller.
          Until the later of (i) the Termination Date and (ii) the date upon which no Capital Investment shall be existing and no Yield, fees or other amounts remain unpaid under this Agreement and the Canadian Receivables Purchase Agreement, the Seller shall, unless the Buyer and the Agent (with the consent of the Required Purchasers) shall otherwise consent in writing:
          (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders with respect to it and all Receivable Assets and related Contracts, Related Security and Collections with respect thereto.
          (b) Payment of Taxes, Etc. Pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a lien upon its property; provided, however, that the Seller shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained.
          (c) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Seller operates with such deductibles or self-insured retentions as are in accordance with normal industry practice.
          (d) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such qualification would materially adversely affect the interests of the Buyer, the Owners or the Agent hereunder, under the Canadian Receivables Purchase Agreement or in the Receivable Assets and Related Security, or the ability of the Seller or the Buyer’s Servicer to perform their respective obligations hereunder, under the Canadian Receivables Purchase Agreement or under the Contracts; provided, however, that the Seller may consummate any amalgamation, merger or consolidation permitted under Section 4.02(i).
          (e) Offices, Records and Books of Accounts.
     (i) Keep its principal place of business and chief executive office and the offices where it keeps its Records concerning the Receivable Assets at the address of the Seller referred to in Section 3.01(j) or, upon at least thirty days’ prior written notice to the Buyer and Agent, at any other location in a jurisdiction where all action required by Section 5.04(a) shall have been taken, and

     (ii) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Seller Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Seller Receivables (including, without limitation, records adequate to permit the daily identification of each Seller Receivable, the Outstanding Balance of each Seller Receivable and the dates which payments are due thereon and all Collections of and adjustments to each existing Seller Receivable).
          (f) Performance and Compliance with Contracts and Credit and Collection Policy. At its expense, timely and fully (i) perform, or cause to be performed, and comply in all material respects with, or cause to be complied with in all material respects, all provisions, covenants and other promises required to be observed by it under the Contracts related to the Seller Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to the Seller Receivables and the related Contracts and (ii) as beneficiary of any Related Security, enforce such Related Security as reasonably requested by the Agent.
          (g) Examination of Records; Audits.
     (i) From time to time upon two (2) Business Days’ prior notice (except that during the continuance of an Event of Termination, no such notice shall be required) and during regular business hours as requested by the Buyer or the Agent and at the expense of the Seller, permit the Buyer or the Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all Records in the possession or under the control of the Seller, its Affiliates or the agents of the Seller or its Affiliates, relating to Pool Receivables and the Related Security, including, without limitation, the related Contracts, and (B) to visit the offices and properties of the Seller, its Affiliates or the agents of the Seller or its Affiliates, for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to Pool Receivables and the Related Security or the Seller’s performance hereunder or under the Contracts with any of the officers or employees of the Seller having knowledge of such matters.
     (ii) At any time and from time to time, upon the Buyer’s or the Agent’s request and at the expense of the Seller, the Seller shall cause independent public or chartered accountants or others satisfactory to the Buyer and the Agent, to furnish to the Buyer and the Agent, reports showing reconciliations, aging and test verifications of, and trial balances for, the Seller Receivables and/or a written report of an audit conducted by such accountants with respect to the Seller Receivables, Credit and Collection Policy, Lock-Box Account activity and the Seller’s performance of its obligations under this Agreement and the Canadian Receivables Purchase Agreement on a scope and in a form reasonably requested by the Buyer or the Agent, as the case may be, for such audit; provided, however, that unless an Event of Termination or Potential Event of Termination shall be continuing, the Buyer or the Agent shall request no more than one (1) such report during any calendar year.
     (iii) The Seller shall conduct, or shall cause to be conducted, at its expense and upon request of the Buyer or the Agent, and present to the Buyer and the Agent for approval, such appraisals, investigations and reviews as the Buyer and the Agent shall request for the purpose of determining the Net Receivables Pool Balance, all upon notice and at such times during normal business hours and as often as may be reasonably requested. The Seller shall furnish to the Buyer and the Agent any information that the Buyer and the Agent may reasonably request regarding the determination and calculation of the Net Receivables Pool Balance including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Obligors in respect of Receivables referred to therein.

          (h) Keeping of Records and Books of Account.
     (i) Keep, or cause to be kept, proper books of record and account, which shall be maintained or caused to be maintained by the Seller and shall be separate and apart from those of any Affiliate of the Seller, in which full and correct entries shall be made of all financial transactions and the assets and business of the Seller in accordance with GAAP;
     (ii) to the extent Records are in written form, segregate such Records in file cabinets or storage containers and appropriately label such file cabinets or storage containers to reflect that the Receivable Assets have been conveyed to the Buyer; and
     (iii) to the extent such Records constitute computer programs and other non-written Records, appropriately legend such Records to reflect that the Receivable Assets have been conveyed to the Buyer.
          (i) Deposits to Lock-Box Accounts. Not later than 60 days following the date hereof (or such later date to which the Agent shall consent in writing), instruct, or cause the Buyer’s Servicer to instruct, all Obligors to make payments in respect of all Seller Receivables to a Lock-Box Account and, if at any time the Seller shall otherwise receive any Collections (including, without limitation, any Collections deemed to have been received by the Seller pursuant to Section 2.03), segregate and hold in trust such Collections and, if received prior thereto but at the time of or after the first Purchase under the Canadian Receivables Purchase Agreement, pay such Collections to the Agent within two (2) Business Days following such receipt;
          (j) Reporting Requirements. Until the later of (x) the Termination Date and (y) the date upon which no Capital Investment shall be existing and no Yield, fees or other amounts remain unpaid under this Agreement and the Canadian Receivables Purchase Agreement, the Seller will, unless the Buyer and the Agent (with the consent of the Required Purchasers) shall otherwise consent in writing, furnish to the Buyer and the Agent:
     (i) Monthly Reports. Within 35 days after the end of each of the first 11 fiscal months in each Fiscal Year, financial information regarding PolyOne and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such month and the related statements of income and cash flow for such month and that portion of the current Fiscal Year ending as of the close of such month, in each case certified by the chief financial officer, treasurer or other Responsible Officer acceptable to the Agent of PolyOne as fairly presenting the Consolidated financial position of PolyOne and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated and recorded in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments) and in form reasonably acceptable to the Agent.
     (ii) Annual Reports. Within 95 days after the end of each Fiscal Year, financial information regarding PolyOne and its Subsidiaries consisting of Consolidated balance sheets of PolyOne and its Subsidiaries as of the end of such year and related statements of income and cash flows of PolyOne and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such Consolidated financial statements, without qualification, including, without limitation, as to the scope of the audit or as to PolyOne being a going concern by PolyOne’s independent public accountants, together with the report of such accounting firm stating that (A) such financial statements fairly present the Consolidated financial position of PolyOne and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which PolyOne’s independent public accountants shall concur and that shall have been disclosed in the notes to the financial statements) and (B) the examination by PolyOne’s independent public accountants in connection with such Consolidated financial statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of PolyOne and its Subsidiaries such accounting firm has obtained no knowledge that a Potential Event of Termination or Event of Termination has occurred and is continuing, or, if in the opinion of such accounting firm, a Potential Event of Termination or Event of Termination has occurred and is continuing, a statement as to the nature thereof.
     (iii) Notice of Event of Termination. As soon as possible and in any event within two (2) Business Days after a Responsible Officer of the Seller first becomes aware of each Event of Termination or Potential Event of Termination continuing on the date of such statement, a statement of a Responsible Officer of the Seller setting forth details of such Event of Termination or Potential Event of Termination and the action which the Seller has taken and proposes to take with respect thereto.
     (iv) Proceedings. Promptly after the commencement thereof, notice of all actions and proceedings before any court or governmental agency or arbitrator or other authority affecting the Seller of the type described in Section 3.01(e).
     (v) Business Plan. Not later than the earlier of (i) 15 days after PolyOne has received the approval of its board of directors therefor and (ii) 90 days after the commencement of each Fiscal Year: (A) the annual business plan of PolyOne and its Subsidiaries for such Fiscal Year approved by the Board of Directors of PolyOne, (B) forecasts prepared by management of PolyOne for each fiscal month in such Fiscal Year and (C) forecasts prepared by management of PolyOne for such Fiscal Year and each of the succeeding Fiscal Years through the Termination Date, including, in each instance described in clauses (B) and (C) above, (x) a projected year-end Consolidated balance sheet and income statement and statement of cash flows, (y) a statement of all of the material assumptions on which such forecasts are based and (z) containing the types of financial information contained in the Amended and Restated Projections.
     (vi) Public and Creditors’ Reports. Promptly after the sending or filing thereof, copies of (A) all reports the Seller sends to its security holders generally or that PolyOne sends to its security holders generally, (B) all reports and registration statements that PolyOne or any of its Subsidiaries files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (C) all press releases and other statements concerning material changes or developments in the business of PolyOne made available by PolyOne or any of its U.S. or Canadian Subsidiaries (including the Seller) to the public or any other creditor.
     (vii) Other. Upon demand, such other information, documents, records or reports respecting the Seller Receivables, the Related Security, the Contracts or the condition or operations, financial or otherwise, of the Seller as the Buyer or the Agent may from time to time reasonably request.
          (k) Subsidiaries. Maintain the status of the Seller and the Buyer as wholly owned subsidiaries of PolyOne.
          (l) Conduct of Business. Conduct its business consistent with past practice and use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of its customers, advertisers, suppliers and others having business relations with the Seller, except where the failure to do so would not, in the aggregate, have a Material Adverse Effect.
          (m) Transaction Documents. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under each of the Transaction Documents, maintain each of the Transaction Documents to which it is a party in full force and effect, enforceable in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Agent, and make to any party to each of the Transaction Documents such demands and requests for information and reports or for action as the Seller is entitled to make thereunder and as may be from time to time reasonably requested by the Agent.
          SECTION 4.02. Negative Covenants of the Seller.
          Until the later of (i) the Termination Date and (ii) the date on which no Capital Investment shall be existing and no Yield, fees or other amounts remain unpaid under this Agreement or the Canadian Receivables Purchase Agreement, the Seller shall not, without the prior written consent of the Buyer and the Agent (with the consent of the Required Purchasers):
          (a) Sales, Adverse Claims, Etc. Except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable Asset, or upon or with respect to any related Contract or any deposit account to which any Collections of any Seller Receivables are sent (including, without limitation, any Lock-Box Account), or assign any right to receive income in respect thereof
          (b) Extension or Amendment of Receivables. Except as otherwise permitted in the Canadian Receivables Purchase Agreement, extend, amend or otherwise modify the terms of any Seller Receivable, or amend, modify or waive any term or condition of any Contract related thereto.
          (c) Change in Business or Credit and Collection Policy. Make any change in the character of its business or in the Credit and Collection Policy that would, in either case, be reasonably likely to impair the collectibility of the Seller Receivables.
          (d) Change in Payment Instructions to Obligors. Add or terminate any bank as a Lock-Box Bank, or any deposit account as a Lock-Box Account, from those listed in Schedule I, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box Account, unless the Agent shall have received at least 20 days’ prior written notice of such addition, termination or change and shall have received, with respect to each new Lock-Box Account, a Lock-Box Agreement executed by the Lock-Box Bank that maintains such Lock-Box Account and the Seller.
          (e) Deposits to Lock-Box Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Seller Receivables.
          (f) Change of Name, Etc. Change its name, identity, form of legal structure, jurisdiction of its organization or chief executive office, unless, prior to the effective date of any such change, the Seller delivers to the Buyer and the Agent (i) PPSA financing statements or other filings necessary to reflect such change and to continue the perfection of the Buyer’s ownership interests in the Receivable Assets Transferred hereunder, and (ii) if the identity or structure of the Seller has changed and such change adversely affects the rights of the Agent under then existing Lock-Box Agreements with the

Seller to take control of the Lock-Box Accounts pursuant to Section 6.03(a), new Lock-Box Agreements executed by the Seller and the Lock-Box Banks to the extent necessary to reflect such changes and to continue to enable the Agent to exercise such rights.
          (g) Accounting of Purchases. Account for (including for accounting and tax purposes) or otherwise treat the transactions contemplated by this Agreement or prepare any financial statements which shall account for the transactions contemplated hereby, in each case, in any manner other than the sale of the Receivable Assets by the Seller to the Buyer or in any other respect account for or treat the transactions contemplated hereby (including but not limited to accounting and tax purposes) in any manner other than as a sale of the Receivable Assets by the Seller to the Buyer.
          (h) Voluntary Petitions. Cause the Buyer to file a voluntary petition under the U.S. Bankruptcy Code or take any similar steps under any other bankruptcy or insolvency laws so long as the Buyer is not “insolvent” within the meaning of the U.S. Bankruptcy Code and unless, and only unless, such filing has been authorized in accordance with the Buyer’s articles and by-laws.
          (i) Mergers, Etc. Enter into a transaction of consolidation, merger or amalgamation with any Person unless (i) before and after giving effect on a pro forma basis to such consolidation, merger or amalgamation, no event shall have occurred and be continuing, or would result from such consolidation, merger or amalgamation, that constitutes an Event of Termination or Potential Event of Termination and (ii) such Person is not the Buyer and either (A) the Seller shall survive such consolidation or merger or (B) such other corporation or entity formed by such consolidation or into which the Seller shall be merged or amalgamated shall assume, in a writing on terms reasonably satisfactory to the Buyer and the Agent, all of the Seller’s rights, obligations and liabilities under the Transaction Documents and all the other instruments or documents delivered or to be delivered thereunder.
          (j) Maintenance of Separate Existence. Take any action, or omit to take any action, if the effect is to cause the Buyer to fail to perform or observe in any material respect the covenants contained in Sections 5.01(h) and (i) of the Canadian Receivables Purchase Agreement or to otherwise cause the Buyer not to be considered as legal entity separate and distinct from the Seller.
          (k) Organization. Change its capital structure (including, without limitation, redeeming, repurchasing or changing the terms of, its outstanding Stock) or otherwise amend its charter, code of regulations or by-laws; or cause or permit the Buyer’s charter or by-laws to be amended, supplemented or otherwise modified.
          (l) Capital Stock. Cause or permit to be issued to, or cause or permit to be Transferred to, any Person (other than the Seller or any wholly-owned direct or indirect Subsidiary thereof) any shares of the Buyer’s Stock; or create or suffer to exist any Lien upon or with respect to any of the Buyer’s Stock.
          (m) Accounting. Change its (i) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Purchasers and the Agent, or (ii) fiscal year.
          (n) Asset Sales. Except as otherwise provided herein, sell, convey, transfer, lease or otherwise dispose of, any of its assets or any interest therein (including the sale or factoring at maturity or collection of any accounts), whether in single transactions, or a series of related transactions, to any Person, or permit or suffer any other Person to acquire any interest in any of its assets except:

     (i) the sale or other disposition of inventory in the ordinary course of business;
     (ii) the sale or other disposition of assets or any interest therein having a Fair Market Value that is less than (x) $250,000 individually and (y) $2,000,000 in the aggregate for all such dispositions; and
     (iii) dispositions of assets or interests therein not otherwise permitted above so long as (w) no Potential Event of Termination or Event of Termination is continuing or would result therefrom, (x) such sale or other transfer is for Fair Market Value, (y) if such asset or interest has a Fair Market Value of $10,000,000 or more, or if when aggregated with all such assets or interest previously sold at any time after the date hereof, conveyed, transferred, leased or disposed, $25,000,000 or more, 50% of the proceeds of such sale or transfer (or such series of related sales or transfers) are payable in cash to the Servicer upon the consummation of each such sale or transfer, and (z) if the Fair Market Value of such asset is in excess of $25,000,000, the Board of Directors of the Servicer has approved such sale.
          (o) Liens, Etc. Create or suffer to exist any Lien upon or with respect to any of its respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries (other than the Buyer) to assign, any right to receive income, except for the following:
     (i) Liens created by, pursuant to, arising under or relating to this Agreement, the Canadian Receivables Purchase Agreement or any other Transaction Document;
     (ii) Liens existing on the date hereof; provided, however, that such Liens shall not be permitted with respect to any Receivable Assets unless such Liens arise under, were created by or were incurred pursuant to any of this Agreement, the Canadian Receivables Purchase Agreement or any other Transaction Document; and
     (iii) statutory liens and other liens created in the ordinary course of business.
          (p) Transactions with Affiliates. Except as otherwise contemplated by this Agreement, the Canadian Receivables Purchase Agreement, or any Transaction Document: (i) make any Investment in an Affiliate of the Seller that is not a Subsidiary of the Seller; (ii) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Seller that is not a Subsidiary of the Seller, provided, however, that the Seller may transfer, sell, lease, assign or otherwise dispose of any asset (other than Receivables) to any Affiliate of the Seller on an arms length basis; (iii) merge into or consolidate or amalgamate with or purchase or acquire assets from any Affiliate of the Seller that is not a Subsidiary of the Seller; or (iv) prepay any Indebtedness to any Affiliate of the Seller that is not a Subsidiary of the Seller.
          (q) Speculative Transactions. Engage in any transaction involving hedging contracts or other similar speculative transactions except for the sole purpose of hedging in the normal course of business and consistent with industry practices.

ARTICLE V
ADMINISTRATION AND COLLECTION
          SECTION 5.01. Designation of Buyer’s Servicer.
          The Seller Receivables shall be serviced, administered and collected by the Person (the “Buyer’s Servicer”) designated from time to time to perform the duties of the Servicer under the Canadian Receivables Purchase Agreement in accordance with Section 6.01 of the Canadian Receivables Purchase Agreement, and shall be serviced, administered and collected by the Buyer’s Servicer in the manner set forth in Section 6.02 of the Canadian Receivables Purchase Agreement (including by subcontracting pursuant to Section 6.01 of the Canadian Receivables Purchase Agreement, but subject to Section 6.02(f) thereof). The Seller acknowledges and agrees to the restrictions set out in Section 6.02(f) of the Canadian Receivables Purchase Agreement, and further acknowledges that, to the extent the Servicer subcontracts any of its obligations or responsibilities as Servicer to the Seller, the Seller acts as an independent contractor of the Servicer and is not the agent of the Agent, any Owner or any Purchaser. Until the Agent designates a new Servicer in accordance with Section 6.01 of the Canadian Receivables Purchase Agreement, PolyOne is hereby designated to act as, and PolyOne hereby agrees to perform the duties and obligations of, the Buyer’s Servicer hereunder.
          SECTION 5.02. Rights of the Buyer and the Agent.
          (a) Each of the Buyer and the Agent acting together or alone may notify the Obligors of Seller Receivables, at any time and at the Seller’s expense, of the Buyer’s interest in the Seller Receivables and the ownership of Receivables by the Owners. The Seller hereby Transfers to the Agent the exclusive ownership, dominion and control of any existing or future Lock-Box Accounts to which the Obligors of Pool Receivables shall make payments, and shall take any further action that the Agent may reasonably request to effect such Transfer.
          (b) At any time:
     (i) Each of the Buyer and the Agent acting together or alone may, at the expense of the Seller, direct the Obligors of the Seller Receivables, or any of them, to make payment of all amounts due or to become due to the Seller under Seller Receivables directly to the Agent or its designee.
     (ii) The Seller shall, at the Buyer’s or the Agent’s request and at the Seller’s expense, give notice of such ownership to such Obligors and direct them to make such payments directly to the Agent or its designee.
     (iii) The Seller shall, at the Buyer’s or the Agent’s request and at the Seller’s expense, (A) assemble all of the Records that evidence or relate to the Receivable Assets, and shall make the same available to the Agent at a place reasonably selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting collections of Seller Receivables in a manner reasonably acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of Transfer, to the Agent or its designee.
     (iv) The Agent may take any and all reasonably commercial steps in the name of the Seller and on behalf of the Seller, the Buyer and the Owners that are necessary or desirable, in the determination of the Agent, to collect amounts due under the Seller Receivables, including, without limitation, endorsing the Seller’s name on checks and other instruments representing Collections of Seller Receivables and enforcing the Seller Receivables and the Related Security and related contracts, and adjusting, settling or compromising the amount or payment thereof, in the same manner and to the same extent as the Seller might have done, and the Seller hereby appoints the Agent as its attorney, with full power of substitution and delegation, for such purposes and with full authority to take all such steps, such appointment been coupled with an interest and being irrevocable.
          SECTION 5.03. Responsibilities of the Seller.
          Anything herein to the contrary notwithstanding:
          (a) The Seller shall perform its obligations under the Contracts related to the Seller Receivables to the same extent as if the Receivable Assets had not been sold and the exercise by the Buyer or the Agent of its rights hereunder or under the Canadian Receivables Purchase Agreement shall not release the Buyer’s Servicer or the Seller from any of its duties or obligations with respect to any Seller Receivables or under the related Contracts; and
          (b) Neither the Buyer nor the Agent nor the Owners nor any other Indemnified Party shall have any obligation or liability with respect to any Seller Receivables or related Contracts, nor shall any of them be obligated to perform any of the obligations of the Seller thereunder.
          SECTION 5.04. Further Actions Evidencing Purchases.
          (a) The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Buyer or the Agent may reasonably request, to perfect, protect or more fully evidence the Transfer of Receivable Assets by the Seller to the Buyer hereunder and the Transfer of Purchased Property purchased by the Owners under the Canadian Receivables Purchase Agreement, or to enable any of them or the Agent to exercise and enforce their respective rights and remedies hereunder or under the Canadian Receivables Purchase Agreement. Without limiting the foregoing, the Seller will, upon the request of the Buyer or the Agent, in order to perfect, protect or evidence such Transfers: (i) execute, authenticate and/or file such financing or continuation statements or amendments thereto, and such other instruments and documents, that may be necessary, or that the Buyer or the Agent may reasonably request; (ii) mark conspicuously each invoice evidencing each Seller Receivable and the related Contract with a legend, acceptable to the Buyer or the Agent, as applicable, evidencing that such Seller Receivables have been Transferred to the Buyer in accordance with this Agreement; and (iii) mark its master data processing records evidencing the Seller Receivables and related Contracts with such legend.
          (b) The Seller hereby authorizes each of the Buyer and the Agent acting together or alone (upon prior written notice to the Seller) to file one or more financing or continuation statements or other applicable filings and amendments thereto relating to all or any of the Receivable Assets without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement or other applicable filing where permitted by law.
          (c) If PolyOne in its capacity as Buyer’s Servicer fails to perform any of its obligations hereunder, the Buyer or the Agent may, upon prior written notice to PolyOne, itself perform, or cause performance of, such obligation, and the reasonable costs and expenses of the Agent or the Buyer incurred in connection therewith shall be payable by the Seller under Section 6.01 or 7.04, as applicable.

ARTICLE VI
INDEMNIFICATION
          SECTION 6.01. Indemnities by the Seller.
          Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, and whether or not any of the transactions contemplated hereby are consummated, the Seller hereby agrees to indemnify each Indemnified Party from and against, and hold each thereof harmless from, any and all claims, losses, liabilities, costs and expenses of any kind whatsoever (including, without limitation, reasonable legal fees and expenses on a full indemnity basis) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of, or resulting from, in whole or in part, the activities of the Seller in connection herewith or with any other Transaction Document or the use of proceeds of Transfers of Receivable Assets hereunder; excluding, however, Indemnified Amounts to the extent resulting solely and directly from either (x) the gross negligence or willful misconduct on the part of such Indemnified Party, or (y) the failure to collect amounts in respect of a Seller Receivable to the extent such failure results from a discharge of the Obligor with respect thereto in a proceeding in respect of such Obligor under applicable bankruptcy laws or otherwise results from the Obligor’s financial inability to pay such amounts. Without limiting or being limited by the foregoing and whether or not any of the transactions contemplated hereby are consummated, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts which relate to or result from, or which would not have occurred but for, one or more of the following:
     (i) any Receivable becoming a Seller Receivable which is not at the date of its Transfer hereunder an Eligible Receivable;
     (ii) any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any Receivables Activity Report, Seller Report, Receivables Report or other document delivered or to be delivered by the Seller in connection herewith or with any other Transaction Document being incorrect in any material respect when made or deemed made or delivered;
     (iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Seller Receivable or the related Contract or any Related Security with respect thereto, including Privacy Laws; or the failure, as a result of any action or omission of the Seller, of any Seller Receivable or the related Contract or any Related Security with respect thereto to conform to any such applicable law, rule or regulation;
     (iv) the failure by any action or inaction of the Seller to vest in the Buyer a first priority perfected 100% ownership interest in each Seller Receivable and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim;
     (v) the failure of the Seller to have filed, or any delay by the Seller in filing, financing statements or other similar instruments or documents under the PPSA or comparable legislation of any applicable jurisdiction or other applicable laws with respect to any Seller Receivable and the Related Security and Collections in respect thereof, whether at the time of the initial Transfer hereunder or at any subsequent time;

     (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor with or against the Seller to the payment of any Seller Receivable (including, without limitation, any defense based on the fact or allegation that such Receivable or the related Contract is not a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale by the Seller of the goods or services related to such Receivable or the Seller’s furnishing or failure to furnish such goods or services;
     (vii) any failure of PolyOne, as Buyer’s Servicer, Servicer, or otherwise, to perform its duties, obligations or covenants under and in accordance with this Agreement or any other Transaction Document or to perform its duties or obligations under any Contract;
     (viii) any product liability, personal injury, copyright infringement, theft of services, property damage, or other breach of contract, antitrust, unfair trade practices or tortious claim arising out of or in connection with any action or omission of the Seller and the subject matter of any Contract or out of or in connection with any transaction contemplated by this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or such Contract;
     (ix) the commingling by the Seller of Collections of Seller Receivables at any time with other funds;
     (x) any action or omission by the Seller, whether as Servicer or otherwise, reducing or impairing the rights of the Buyer hereunder or of any Owner under the Canadian Receivables Purchase Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto or with respect to any Seller Receivable;
     (xi) any cancellation or modification of a Seller Receivable, the related Contract or any Related Security, whether by written agreement, verbal agreement, acquiescence or otherwise;
     (xii) (A) any investigation, litigation or proceeding related to or arising from this Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto, or any transaction contemplated by this Agreement or any Contract, or the ownership of, or other interest in, any Seller Receivable, the related Contract or Related Security, excluding, however, Indemnified Amounts to the extent resulting from a claim of any Indemnified Party that does not arise out of or result from any action or omission of the Seller or (B) the use by the Seller of proceeds of any Transfer of any Receivable Asset hereunder;
     (xiii) the existence of any Adverse Claim against or with respect to any Seller Receivable, the related Contract, Related Security or Collections and resulting from any act or omission of the Seller;
     (xiv) any failure by the Seller to pay when due any taxes, including without limitation sales, excise, GST, PST or other personal property taxes, payable by the Seller in connection with any Seller Receivable or the related Contract or any Related Security with respect thereto;
     (xv) any claim brought by any Person other than an Indemnified Party arising from any action or omission of by the Seller or any Affiliate of the Seller (other than the Buyer) in servicing, administering or collecting any Seller Receivable;

     (xvi) any failure by any Lock-Box Bank holding a Lock-Box Account in the name of the Seller to comply with the terms of the Lock-Box Agreement to which such Lock-Box Bank is a party;
     (xvii) any present or future Taxes, all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of the Seller Receivables or any Related Security with respect thereto, the financing of such purchase or ownership by the Buyer or any other Indemnified Party or the servicing of the Seller Receivables, including without limitation, any withholding taxes that are imposed by Canada or any political subdivision thereof on any Indemnified Party or that are withheld from any Collections or other payments made hereunder, and any Taxes that are imposed on any Indemnified Party as a result of such Indemnified Party acquiring a permanent establishment in Canada as a result of the transactions contemplated hereby or by the Canadian Receivables Purchase Agreement; or
     (xviii) to the extent not covered by the foregoing clauses, the occurrence and continuance of any Event of Termination resulting from an act or omission of the Seller other than an Event of Termination arising under Section 7.01(f) of the Canadian Receivables Purchase Agreement.
ARTICLE VII
MISCELLANEOUS
          SECTION 7.01. Amendments, Etc.
          No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller or the Buyer therefrom shall be effective unless in a writing and signed by the Agent pursuant to the terms of the Canadian Receivables Purchase Agreement and, in the case of any such waiver or consent, the party against which the waiver or consent is to be enforced or, in the case of any such amendment, the Buyer and the Seller, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Buyer, any Owner or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
          SECTION 7.02. Notices, Etc.
          All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall, when mailed, telegraphed, telecopied or telexed, be effective when received by the Buyer or the Agent, as applicable.
          SECTION 7.03. Binding Effect; Assignability.
          This Agreement shall become effective when it shall have been executed by the Seller, by PolyOne as the Buyer’s Servicer and by the Buyer and acknowledged by the Agent, and thereafter shall be binding upon and inure to the benefit of the Seller, the Buyer, the Agent, and each other Indemnified

Party and their respective successors and assigns, except that the Seller shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Buyer and the Agent and each Purchaser, and the Buyer shall not have the right to assign its rights or obligations hereunder or any interest herein except pursuant to the Second Amended and Restated Consent and Agreement or the Canadian Receivables Purchase Agreement. This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date; provided, however, that rights and remedies with respect to the provisions of Article VI and Sections 2.03, 7.04, 7.05, 7.06 and 7.14 shall be continuing and shall survive any termination of this Agreement.
          SECTION 7.04. Costs, Expenses, Taxes and Currency.
          (a) In addition to the rights of indemnification granted under this Agreement, the Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing of Receivables) of, and searches and filings in respect of, this Agreement, the other Transaction Documents and the other documents and agreements to be delivered hereunder or thereunder, and costs and expenses, if any, incurred by the Buyer under Section 11.04 of the Canadian Receivables Purchase Agreement, including, without limitation, in each case, the reasonable fees and disbursements (on a full indemnity basis) of counsel for the Agent and the Purchasers with respect thereto and advising the Agent as to its rights and remedies hereunder. The Seller further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and disbursements on a full indemnity basis) of each Owner, the Agent or any Affiliate thereof, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Transaction Documents and the other instruments and documents to be delivered in connection herewith or therewith.
          (b) In addition, the Seller agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any other Transaction Document, or any other document or instrument delivered in connection herewith or therewith (but excluding income taxes, such non-excluded taxes being hereinafter referred to as “Other Taxes”). The Seller shall indemnify each Indemnified Party for and hold it harmless against the full amount of Other Taxes (including, without limitation, any taxes imposed by any jurisdiction on amounts payable under this Section 7.04(b)) imposed on or paid by such Indemnified Party and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto whether or not such Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Indemnified Party makes written demand therefor (with a copy to the Agent).
          (c) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that provided for in the definition of Dollar Equivalent.
          (d) The obligations of the Seller in respect of any sum due to any party hereto (or their respective assigns) or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Seller agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.
          SECTION 7.05. Non-Business Days.
          In any case where any payment or action is due under this Agreement on a day which is not a Business Day, such payment or action may be made on the next succeeding Business Day, but such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.
          SECTION 7.06. Confidentiality.
          (a) Each of the Seller and the Buyer hereby agree that each of the Seller and Buyer (and each of their respective, and their respective Affiliates’ employees, officers, directors, agents and advisors) is, and has been from the commencement of discussions with respect to the receivables program established hereunder, permitted to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects (as such terms are used in Code Sections 6011, 6111 and 6112 and the regulations promulgated thereunder) of the receivables program established hereunder, and all materials of any kind (including opinions or other tax analyses) that are or have been provided to each of the Seller and Buyer related to such structure and tax aspects. In this regard, each of the Seller and Buyer acknowledges and agrees that its disclosure of the structure or tax aspects of the receivables program established hereunder is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each of the Seller and Buyer acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the receivables program established hereunder is limited in any other manner (such as where the receivables program established hereunder is claimed to be proprietary or exclusive) for the benefit of any other Person. To the extent that disclosure of the structure or tax aspects of the receivables program established hereunder by each of the Seller or Buyer is limited by any existing agreement between the Seller or Buyer, such limitation is agreed to be void ab initio and such agreement is hereby amended to permit disclosure of the structure and tax aspects of the receivables program established hereunder as provided in this clause (a).
          (b) Subject to clause (a) of this Section 7.06, except to the extent otherwise required by applicable law, rule, regulation or judicial process, each of the parties hereto agrees to maintain the confidentiality of this Agreement, the Canadian Receivables Purchase Agreement, the Second Amended and Restated Consent and Agreement, the Second Amended and Restated Fee Letter (and all drafts thereof) and all non-public information delivered in connection herewith in communications with third parties and otherwise; provided, however, that (i) in the case of the Canadian Receivables Purchase Agreement, such information may be disclosed to third parties to the extent such disclosure is (A) limited in scope to the provisions of Article V, VII and X of the Canadian Receivables Purchase Agreement and, to the extent defined terms are used in Article V, VII and X, such terms defined in Article I of the Canadian Receivables Purchase Agreement and (B) made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent and (ii) in the case of this Agreement, the Second Amended and Restated Consent and Agreement, the Second Amended and Restated Fee Letter (and all drafts thereof) and all non-public information delivered in connection herewith in communications with third parties and otherwise, such information may be disclosed to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent; provided, further, that this Agreement, the Canadian Receivables Purchase Agreement, the Second Amended and Restated Consent and Agreement and the

Second Amended and Restated Fee Letter (and all drafts thereof) may be disclosed (A) to each party’s, the Agent’s and each Owner’s legal counsel, accountants and auditors on a confidential basis, (B) to any rating agency, (C) to any regulatory authority having jurisdiction over the Seller, the Buyer, the Agent or an Owner and (D) pursuant to court order or subpoena; provided, further, that each party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.
          SECTION 7.07. Governing Law.
          THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE LAWS OF CANADA APPLICABLE THEREIN.
          SECTION 7.08. Consent to Jurisdiction.
          (a) Each of the Seller and the Buyer hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the Seller and the Buyer hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court. Each of the Seller and the Buyer agrees that a final, non-appealable, judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Transaction Documents in the courts of any other jurisdiction.
          (b) Each of the Seller and the Buyer irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          SECTION 7.09. Execution in Counterparts.
          This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.
          SECTION 7.10. [Deleted]
          SECTION 7.11. Entire Agreement.
          This Agreement and the other Transaction Documents to which the parties hereto are party contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, relating to the subject matter hereof.
          SECTION 7.12. Severability of Provisions.
          Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
          SECTION 7.13. Waiver of Jury Trial.
          Each of the parties hereto irrevocably waives to the fullest extent permitted by law all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the other Transaction Documents or the actions of the Agent or any Indemnified Party in the negotiation, administration, performance or enforcement hereof or thereof.
          SECTION 7.14. No Proceedings.
          (a) The Seller hereby agrees that it will not institute against the Buyer or the Purchasers any proceeding of the type referred to in Section 7.01(f) of the Canadian Receivables Purchase Agreement so long as there shall not have elapsed one year plus one day since the later of the (i) the Termination Date and (ii) the date upon which no Capital Investment shall be existing and no Yield, fees or other amounts remain unpaid under this Agreement and the Canadian Receivables Purchase Agreement.
          (b) The Seller and the Buyer hereby agrees that, in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, none of the Indemnified Parties shall be liable to the Seller or the Buyer (except to the extent of such Indemnified Party’s own gross negligence or willful misconduct) or have any liability for any special, indirect, consequential or punitive damages.
[Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date above written.

POLYONE CORPORATION, as Buyer’s Servicer
By:
	Name:	John Rastetter
	Title:	Treasurer

33587 Walker Road Avon Lake, Ohio 44012

Attention: Treasurer

Telephone No.: 440-930-3105
Telecopier No.: 440-930-1839

POLYONE CANADA INC. as Seller
By:
	Name:	John Rastetter
	Title:	Vice President and Treasurer

940 Chippawa Creek Road
P.O. Box 1026
Niagara Falls, Ontario
Canada L2E 6V9

Attention: Treasurer

Telephone No.: 440-930-3105
Telecopier No.: 440-930-1839

POLYONE FUNDING CANADA CORPORATION, as Buyer
By:
	Name:	John Rastetter
	Title:	President

940 Chippawa Creek Road
P.O. Box 1026
Niagara Falls, Ontario
Canada L2E 6V9

Attention: President

Telephone No.: 440-930-3105
Telecopier No.: 440-930-1839

Acknowledged as of the date first above written:

CITICORP USA, INC.,
as Agent

By:
	Name:	David Jaffe
	Title:	Vice President/Director
388 Greenwich Street
19th Floor
New York, New York 10013
Attention: David Jaffe
Telephone No.:  (212) 816-2329
Telecopier No.:  (212) 816-2613